Exhibit 99.1

Media contact:
Karla Olsen,
senior manager, media
relations
Phone: 888.613.0003
FAX: 316.261.6769
karla_olsen@wr.com

Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce_burns@wr.com

WESTAR ENERGY OBTAINS $300 MILLION REVOLVING CREDIT FACILITY

New agreement replaces smaller, more expensive line, extends maturity

     TOPEKA, Kan., March 12, 2004 – Westar Energy, Inc. (NYSE: WR) today announced that it obtained a secured $300 million revolving credit agreement, maturing March 12, 2007.

     The new facility replaces a $150 million revolving credit facility the company entered into in 2002.

     “We are pleased that the lending community has recognized the significant improvement in our credit quality. This improvement, coupled with favorable market conditions allowed us to increase the size of our revolving credit facility, reduce our borrowing costs and extend the maturity,” Greg Greenwood, Westar Energy treasurer, said.

     There were no borrowings under the revolving credit facility at closing.

     The revolving credit agreement was arranged by JPMorgan Chase Bank and The Bank of New York with Citibank, N.A., Union Bank of California, N.A., and Wachovia Capital Markets, LLC as named agents in a syndicate composed of 15 top banking institutions.

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Westar Energy announces new revolving credit facility, page 2

     Westar Energy, Inc. is Kansas’ largest electric energy provider, serving more than 644,000 customers. Westar Energy employs about 2,000 people. The company has total assets of approximately $5.7 billion. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,000 miles of electric distribution and transmission lines.

     For more information about Westar Energy, visit us on the Internet at http://www.wr.com.